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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Cyrk, Inc.

     We consent to the incorporation by reference in the registration statement on Form S-3 of Cyrk, Inc. of our report dated February 13, 1998, except as to the information presented in Note 18, for which the date is March 4, 1998, on our audits of the consolidated financial statements and the financial statement schedule of Cyrk, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which report is included in its Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission.

                                            COOPERS & LYBRAND L.L.P.

Boston, Massachusetts

June 19, 1998